Exhibit 10.1
Private and Confidential
DATED 6 December 2010
RHODES SHIPPING CORPORATION
and
CRETE SHIPPING CORPORATION (1)
EFG EUROBANK ERGASIAS S.A. (2)

FACILITY AGREEMENT
in respect of a loan of up to
USD52,000,000 in two tranches

PIRAEUS

THIS AGREEMENT is dated 6 December 2010 and made BETWEEN:
(1)	RHODES SHIPPING CORPORATION and CRETE SHIPPING CORPORATION as Borrowers; and

(2)	EFG EUROBANK ERGASIAS S.A. as Bank.
IT IS AGREED as follows:
1	PURPOSE AND DEFINITIONS

1.1	Purpose

This Agreement sets out the terms and conditions upon which the Bank agrees to make available to the Borrowers a facility of up to USD52,000,000 in 2 Tranches of up to USD26,000,000 each (each Tranche to be drawn in up to 5 Advances), for the purpose of part-financing the purchase and construction price of two double hull product tankers which are to be constructed by the Builder for, and purchased by, the Borrowers.
1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Advance” means the principal amount of each drawing in respect of the Loan to be made pursuant to Clause 2.3;

“Approved Broker” means each of (i) H Clarkson & Co. Ltd. of St Magnus House, 3 Lower Thames Street, London EC3R 6HE, England, (ii) Arrow Research Ltd. of Harbour House, Chelsea Harbour, London SW10 0XE, England and (iii) Fearnleys AS of Grev Wedels Plass 9, P. O. Box 1158 Sentrum, Oslo N-0107 Norway or such other reputable, independent and first class firm of shipbrokers specialising in the valuation of vessels of the relevant type appointed by the Bank and agreed with the Borrowers;

“Assignee” is defined in clause 15.3;

“Bank” means EFG Eurobank Ergasias S.A., a banking société anonyme duly incorporated under the laws of Greece, having its registered office at 8 Othonos Street, Athens, Greece, acting for the purposes of this Agreement through its office at 83 Akti Miaouli & Flessa Street, 5th floor, 185 38 Piraeus, Greece (or of such other address as may last have been notified to the Borrowers pursuant to clause 16.2.3);

“Banking Day” means a day on which dealings in deposits in USD are carried on in the London Interbank Eurocurrency Market and a day (other than Saturday or Sunday) on which banks are open for general business in London, Piraeus and New York City and, in relation to any payment to be made into or out of China, China (or any other relevant place of payment under clause 6);

“Borrowed Money” means Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Indebtedness of any person falling within any of (i) to (viii) above;
“Borrowers” means each of Crete Shipping Corporation (“Crete”) and Rhodes Shipping Corporation (“Rhodes”), each of which is incorporated in the Marshall Islands and has its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, and in the plural means both of them;

“Borrowers’ Security Documents” means, at any relevant time, such of the Security Documents as shall have been executed by the Borrowers or either of them;

“Break Costs” means the aggregate amount of all losses, premiums, penalties, costs and expenses whatsoever certified by the Bank at any time and from time to time as having been incurred by it in maintaining or funding the Loan or in liquidating or re employing fixed deposits acquired to maintain the same as a result of either:
(a)	any repayment or prepayment of the Loan or any part thereof otherwise than in accordance with, respectively, clause 4.1 or clause 4.3 whether on a voluntary or involuntary basis or otherwise howsoever or

(b)	of the Borrowers failing or being incapable of drawing the Loan after a Drawdown Notice has been given;
“Casualty Amount” means five hundred thousand Dollars (USD500,000) (or the equivalent in any other currency);

“Certified Copy” means in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up to date copy of the original by any of the directors or officers for the time being of such company or by such company’s attorneys or solicitors;

“Charter Assignment” means a specific assignment of any Extended Employment Contract required to be executed hereunder by either Owner in favour of the Bank (including any notices and/or acknowledgements and/or undertakings associated therewith) in such form as the Bank may require in its sole discretion;

“Classification” means, in relation to each Vessel, the highest class available for a vessel of her type with the relevant Classification Society;

“Classification Society” means, in relation to each Vessel, any IACS classification society which the Bank shall, at the request of the Borrower, have agreed in writing shall be treated as the classification society in relation to such Vessel for the purposes of the relevant Ship Security Documents;

“Commitment” means, in relation to each Tranche, or, as the context may require, the Loan, the maximum amount which the Bank has agreed to lend to the Borrowers under clause 2.1 as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 3 signed by the chief financial officer of the Corporate Guarantor;

“Compulsory Acquisition” means, in respect of a Vessel, requisition for title or other compulsory acquisition including, if that ship is not released therefrom within the Relevant Period, capture, appropriation, forfeiture, seizure, detention, deprivation or confiscation howsoever for any reason (but excluding requisition for use or hire) by or on behalf of any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) ninety (90) days or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Bank) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be fully covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Corporate Guarantee” means the guarantee required to be executed hereunder by the Corporate Guarantor in such form as the Bank may agree or require ;

“Corporate Guarantor” means Navios Maritime Acquisition Corporation, a corporation listed on NYSE and incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Default” means any Event of Default or any event or circumstance which with the giving of notice or lapse of time or the satisfaction of any other condition (or any combination thereof) would constitute an Event of Default;

“Delivery Date” means, in relation to a Vessel, the date on which title to and possession of that Vessel is transferred from the Builder to the relevant Borrower, which are expected to be, in respect of Vessel A, 31 August 2012, and in respect of Vessel B, 31 October 2012;

“Dollars” and “USD” mean the lawful currency of the USA and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other US dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in US dollars);

“Drawdown Date” means, in relation to each Advance, any date being a Banking Day falling during the relevant Drawdown Period, on which the relevant Advance is, or is to be, made available;

“Drawdown Notice” means, in relation to each Advance, a notice substantially in the form of schedule 1;

“Drawdown Period” means, in respect of each Tranche, the period commencing on the Execution Date and ending on the earlier of (i) 31 December 2012 or the latest date on which the relevant Vessel may be delivered under the relevant Shipbuilding Contract after taking into account any permitted delays thereunder and (ii) any date on which the Commitment is finally cancelled or fully drawn under the terms of this Agreement;

“Earnings Account” means, in respect of each Borrower, an interest bearing USD Account required to be opened hereunder with the Bank in the name of that Borrower designated “[NAME OF BORROWER] — Earnings Account” and includes any other account designated in writing by the Bank to be an Earnings Account for the purposes of this Agreement;

“Earnings Account Pledge” means, in respect of each Earnings Account, the pledge required to be executed hereunder by the relevant Borrower over its Earnings Account in such form as the Bank may agree or require, and in the plural means all of them;

“Encumbrance” means any mortgage, charge, pledge, lien, hypothecation, assignment, title retention, preferential right, option, trust arrangement or security interest or any other encumbrance, security or arrangement conferring howsoever a priority of payment in respect of any obligation of any person;

“Environmental Affiliate” means any agent or employee of the Borrower, the Manager or any other Group Member or any other person having a contractual relationship with the Borrower, the Manager or any other Group Member in connection with any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Vessel or its operation or the carriage of cargo and/or passengers thereon and/or the provision of goods and/or services on or from any Relevant Vessel required under any Environmental Law;

“Environmental Claim” means (i) any claim by, or directive from, any applicable Government Entity alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, “claim” shall include a claim for damages and/or direction for and/or enforcement relating to clean-up costs, removal, compliance, remedial action or otherwise) or (iii) any Proceedings arising from any of the foregoing;

“Environmental Incident” means, regardless of cause, (i) any actual or threatened discharge or release of Environmentally Sensitive Material from any Relevant Vessel; (ii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel which involves collision between a Relevant Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Relevant Vessel, the Manager and/or the relevant Owner and/or the relevant Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable (in whole or in part) or (iii) any incident in which Environmentally Sensitive Material is discharged or released from a vessel other than a Relevant Vessel and where such Relevant Vessel is actually or potentially liable to be arrested as a result and/or where the Manager and/or the relevant Owner and/or other Group Member and/or the relevant Operator are actually, contingently or allegedly at fault or otherwise howsoever liable;

“Environmental Laws” means all laws, regulations, conventions and agreements whatsoever relating to pollution, human or wildlife well-being or protection of the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the USA);

“Environmentally Sensitive Material” means oil, oil products or any other products or substance which are polluting, toxic or hazardous or any substance the release of which into the environment is howsoever regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Event of Default” means any of the events or circumstances listed in clause 10.1;

“Execution Date” means the date on which this Agreement has been executed by all the parties hereto;

“Extended Employment Contract” means, in respect of a Mortgaged Vessel, any time charterparty, contract of affreightment or other contract of employment of such ship (including the entry of either Vessel in any pool) which has a tenor of not less than twelve (12) months (including any options to renew or extend such tenor);

“Facility Period” means the period starting on the first Drawdown Date and ending on such date as all obligations whatsoever of all of the Security Parties under or pursuant to the Security Documents whensoever arising, actual or contingent, have been irrevocably paid, performed and/or complied with;

“Flag State” means the Republic of Panama or such other state or territory agreed by the Bank, at the request of the Borrowers, as the “Flag State” of the Vessels for the purposes of the Security Documents;

“General Assignment” means, in respect of each Vessel, the deed of assignment of its earnings, insurances and requisition compensation executed or to be executed by the relevant Owner in favour of the Bank in such form as the Bank may require in its sole discretion, and in the plural means both of them;

“Government Entity” means any national or local government body, tribunal, court or regulatory or other agency and any organisation of which such body, tribunal, court or agency is a part or to which it is subject;

“Group” means the Corporate Guarantor and its subsidiaries but excluding any company which is publicly listed;

“Group Member” means any member of the Group;

“IACS” means the International Association of Classification Societies;

“Indebtedness” means any obligation howsoever arising (whether present or future, actual or contingent, secured or unsecured as principal, surety or otherwise) for the payment or repayment of money;

“Interest Payment Date” means, in relation to each Tranche, the last day of an Interest Period and, if an Interest Period is longer than 3 months, the date falling at the end of each successive period of 3 months during such Interest Period starting from its commencement;

“Interest Period” means each period for the calculation of interest in respect of the Loan or, as the case may be, Tranche ascertained in accordance with the provisions of clause 3;

“ISM Code” means in relation to its application to the Borrowers, the Vessels and their operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on

4 December 1993 and incorporated on 19 May 1994 into Chapter IX of the International Convention for Safety of Life at Sea 1974 (SOLAS 1974); and
(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including, without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 December 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” means, in relation to each Vessel, the document of compliance (DOC) and safety management certificate (SMC) issued by a Classification Society pursuant to the ISM Code in relation to such Vessel within the periods specified by the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organisation and includes any amendments or extensions thereto and any regulations issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of a Vessel pursuant to the ISPS Code;

“Latest Accounts” means, in respect of any financial half-year or year of the Group, the latest unaudited (in respect of each financial half-year) or audited (in respect of each financial year) financial statements required to be prepared pursuant to clause 8.1.6;

“LIBOR” means, for an Interest Period, the greater of:
(a)	the rate equal to the offered quotation for deposits in USD in an amount comparable with the amount in relation to which LIBOR is to be determined for a period equal to, or as near as possible equal to, the relevant period which appears on Reuters BBA Page LIBOR 01 at or about 11 a.m. on the second Banking Day before the first day of such period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Service or such other page as may replace LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the British Bankers’ Association Interest Settlement Rates for USD) and

(b)	the rate determined by the Bank to be that at which deposits in USD and in an amount comparable with the amount in relation to which LIBOR is to be determined and for a period equal to the relevant period were being offered by the Bank to prime banks in the London Interbank Market at or about 11 a.m. on the second Banking Day before the first day of such period;
“Liquidity” means the aggregate of all cash deposits legally and beneficially owned by any Group Member which:

(a)	are free from any Encumbrance other than, in respect of any deposit with the Bank, any Encumbrance given as security for the obligations of the Borrowers under this Agreement; and

(b)	are otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned;
“Loan” means the principal amount borrowed by the Borrowers under this Agreement or (as the context may require) the principal amount owing to the Bank under this Agreement at any relevant time;

“MII & MAP Policy” means a mortgagee’s interest and (if required by the Bank) pollution risks insurance policy (including additional perils (pollution) cover) in respect of each Mortgaged Vessel to be effected by the Bank to cover the Mortgaged Vessels as the same may be renewed or replaced annually thereafter and maintained throughout the Facility Period through such brokers, with such underwriters and containing such coverage as may be acceptable to the Bank in its sole discretion, insuring a sum of at least one hundred and twenty per cent (120%) of the Loan;

“Material Adverse Effect” means any event or occurrence which the Bank reasonably determines has had or could reasonably be expected to have a material adverse effect on (i) the Bank’s rights under, or the security provided by, any Security Document, (ii) the ability of any Security Party to perform or comply with any of its obligations under any Security Document or (iii) the value or nature of the property, assets, operations, liabilities or financial condition of any Security Party;

“Management Agreement” means, in respect of each Vessel, the agreement between the relevant Owner and the Manager in a form previously approved in writing by the Bank;

“Manager” means Navios Tankers Management Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 or any other person appointed by an Owner, with the prior written consent of the Bank, as the manager of the relevant Mortgaged Vessel;

“Manager’s Undertakings” means, collectively, the undertakings and assignments required to be executed hereunder by the Manager in favour of the Bank in respect of each of the Vessels each in such form as the Bank may require in its sole discretion (and “Managers’ Undertakings” means all of them);

“Margin” means 3 per cent per annum;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in the such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to each Vessel, the first preferred mortgage of such Vessel required to be executed hereunder by the Borrower which is the owner thereof in such form as the Bank may agree or require, and in the plural means both of them;

“Mortgaged Vessel” means, at any relevant time, a Vessel which is at such time subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation (each such term as defined in the relevant Ship Security Documents) of which are subject to an Encumbrance pursuant to the relevant Ship Security Documents and a Vessel shall, for the purposes of this Agreement, be regarded as a Mortgaged Vessel as from whichever shall be the earlier of (a) her Delivery Date and (b) the date on which the Mortgage of that Vessel has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Bank pursuant to clause 4.3 or 4.4 following the Total Loss or sale respectively of such Vessel and (ii) the end of the Facility Period

“Net Profit” means for each financial year of the Corporate Guarantor, the Net Profit as set out in the relevant Latest Accounts;

“Net Worth” means by reference to the Latest Accounts, the Total Assets (based on book values) less Total Liabilities of the Group;

“NMH” means Navios Maritime Holdings Inc., a corporation listed on NYSE and incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“NYSE” means the stock exchange run by NYSE Euronext with the main exchange located in the United States of America, originally an acronym for the New York Stock Exchange;

“Operator” means any person who is from time to time during the Facility Period concerned in the operation of a Relevant Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Owner” means, in relation to Vessel A, Rhodes and in relation to Vessel B, Crete, and in the plural means both of them;

“Permitted Encumbrance” means any Encumbrance created pursuant to or expressly permitted by the Security Documents and Permitted Liens or otherwise permitted by the Bank;

“Permitted Liens” means any lien on a Vessel for master’s, officer’s or crew’s wages outstanding in the ordinary course of trading, any lien for salvage and any ship repairer’s or outfitter’s possessory lien for a sum not (except with the prior written consent of the Bank) exceeding the Casualty Amount (as defined in the relevant Mortgage);

“Pertinent Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment or assets, carries on, or has a place of business or is otherwise howsoever effectively connected;

“Predelivery Security Assignment” means, in respect of each Vessel, a deed of assignment of the Shipbuilding Contract and of the Refund Guarantee in respect thereof in such form as the Bank may agree or require and in the plural means both of them;

“Proceedings” means any litigation, arbitration, legal action or complaint or judicial, quasi-judicial or administrative proceedings whatsoever arising or instigated by anyone in any court, tribunal, public office or other forum whatsoever and wheresoever (including, without limitation, any action for provisional or permanent attachment of any thing or for injunctive remedies or interim relief and any action instigated on an ex parte basis);

“Receiving Bank” means Deutsche Bank Trust Company Americas, New York, USA or such other bank as may from time to time be notified by the Bank to the Borrowers;

“Refund Guarantee” means each of the Vessel A Refund Guarantee and the Vessel B Refund Guarantee and in the plural means both of them;

“Refund Guarantor” means each of the Vessel A Refund Guarantor and the Vessel B Refund Guarantor and in the plural means both of them;

“Registry” means, in relation to each Vessel, the office of the registrar, commissioner or representative of the Flag State, who is duly empowered to register such Vessel, the relevant Owner’s title thereto and the relevant Mortgage under the laws and flag of the Flag State;

“Relevant Tranche” means, in respect of Vessel A, Tranche A, and in respect of Vessel B, Tranche B;

“Repayment Dates” means, in respect of each Tranche, subject to clause 6.3, each of the dates falling at quarterly intervals after the Drawdown Date in respect of the Advance referred to in Clause 2.3.(e) in respect of such Tranche, up to and including the date falling 96 months after such Drawdown Date;

“Required Authorisation” means any authorisation, consent, declaration, licence, permit, exemption, approval or other document, whether imposed by or arising in connection with any law, regulation, custom, contract, security or otherwise howsoever which must be obtained at any time from any person, Government Entity or central bank or other self-regulating or supra-national authority in order to enable the Borrowers lawfully to draw the Loan and/or to enable any Security Party lawfully and continuously to continue its corporate existence and/or perform all its obligations whatsoever whensoever arising and/or grant security under the relevant Security Documents and/or to ensure the continuous validity and enforceability thereof;

“Required Security Amount” means the amount in USD (as certified by the Bank) which is at any relevant time 125% of the Loan;

“Retention Account” means, an interest bearing USD account in the name of the Borrowers opened or (as the context may require) to be opened by the Borrowers with the Bank and includes any sub-accounts thereof and any other account designated in writing by the Bank to be the Retention Account for the purposes of this Agreement;

“Retention Account Pledge” means the pledge required to be executed hereunder by the Borrowers over the Retention Account in such form as the Bank may agree or require;;

“Retention Amount” means, in relation to any Retention Date and each Tranche, such sum as shall be the aggregate of:
(c)	one-third (1/3rd) of the repayment instalment in respect of the relevant Tranche falling due for payment pursuant to clause 4.1 (as the same may have been reduced by any prepayment) on the next Repayment Date in respect of such Tranche after the relevant Retention Date; and
(d)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due for payment in respect of each part of the relevant Tranche during and at the end of each Interest Period in respect thereof current at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period;
“Retention Dates” means, in relation to each Tranche, the date falling thirty (30) days after the Delivery Date in respect of the Vessel in respect of which such Tranche was made available, and each of the dates falling at monthly intervals after such date and prior to the final Repayment Date;

“Security Documents” means this Agreement, the Predelivery Security Assignments, the Mortgages, the General Assignments, the Charter Assignments, the Earnings Account Pledges, the Retention Account Pledge, the Corporate Guarantee, the Manager’s Undertakings and any other documents as may have been or shall from time to time after the date of this Agreement be executed in favour of the Bank to guarantee and/or to govern and/or to secure payment of all or any part of the Loan, interest thereon and other moneys from time to time owing by the Borrowers pursuant to this Agreement (whether or not any such document also guarantees and/or secures moneys from time to time owing pursuant to any other document or agreement);

“Security Party” means the Borrowers, the Corporate Guarantor, the Manager or any other person who may at any time be a party to any of the Security Documents (other than the Bank);

“Security Value” means the amount in USD (as certified by the Bank) which, at any relevant time, is the aggregate of (i) the Valuation Amounts of the Vessels as most recently determined in clause 8.2.2 and (ii) the market value of any additional security (or, in the case of cash Dollars, its face value) the at that time held by the Bank and provided under clause 8.2.1 or otherwise;

“Seller” means in relation to Vessel A, the Vessel A Seller, and to Vessel B, the Vessel B Seller;

“Shareholder” means, Aegean Sea Maritime Holdings Inc., a company incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;

“Ship Security Documents” means in relation to each Vessel, the Mortgage, the General Assignment, any Charter Assignment and the Manager’s Undertaking in respect of such Vessel;

“Shipbuilding Contract” means each of the Vessel A Shipbuilding Contract and the Vessel B Shipbuilding Contract and in the plural means both of them;

“subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either the ownership of more than fifty per cent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Taxes” includes all present and future income, corporation, capital or value-added taxes and all stamp and other taxes and levies, imposts, deductions, duties, charges and withholdings whatsoever together with interest thereon and penalties in respect thereto, if any, and charges, fees or other amounts made on or in respect thereof (and “Taxation” shall be construed accordingly);

“Total Assets” and “Total Liabilities” mean, respectively, the total assets and total liabilities of the Group as evidenced at any relevant time by the Latest Accounts, in which they shall have been calculated by reference to the meanings assigned to them in accordance with US GAAP provided that cash shall be deducted from Total Assets and Total Liabilities;

“Total Loss” means, in respect of each Vessel:
(e)	actual, constructive, compromised, agreed or arranged total loss of such Vessel; or

(f)	Compulsory Acquistion; or

(g)	any hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Vessel not falling within the definition of Compulsory Acquisition by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, unless such Vessel be released and restored to the relevant Owner within ninety (90) days after such incident;
“Tranche A” means the amount of up to USD26,000,000, being the aggregate of all of the Advances to be made available by the Bank to the Borrowers to assist Rhodes in its acquisition of Vessel A;

“Tranche B” means the amount of up to USD26,000,000, being the aggregate of all of the Advances to be made available by the Bank to the Borrowers to assist Crete in its acquisition of Vessel B; and

“Tranche” means either of Tranche A or Tranche B and in the plural means both of them

“Transactions” means together (i) a private offering of US$400,000,000 First Priority Ship Mortgage Notes due in 2017 (the “Notes”) issued by the Corporate Guarantor and Navios Acquisition Finance (US) Inc. (together, the “Issuers”) and (ii) an exchange offer for, and related public issuance of notes in exchange for, the Notes that the Issuers are required to execute and issue pursuant to the Indenture and a Registration Rights Agreement relating to the Notes;

“Transferee” is defined in clause 15.4; and

“U.S.” means the United States of America;

“Unlawfulness” means any event or circumstance which either is or, as the case may be, might in the reasonable opinion of the Bank become the subject of a notification by the Bank to the Borrowers under clause 12.1; and

“Underlying Documents” means, together, the Shipbuilding Contracts, the Refund Guarantees, any Extended Employment Contracts and the Management Agreements ;

“Valuation Amount” means, in respect of each Mortgaged Vessel, the value thereof as most recently determined under clause 8.2.2; and

“Vessel” means each of Vessel A and Vessel B and in the plural means both of them.

Words and expressions defined in Schedule 4 (Vessel Details) shall have the meanings given to them therein as if the same were set out in full in this clause 1.2.

1.3	Construction

In this Agreement, unless the context otherwise requires:

1.3.1	clause headings and the index are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.3.2	references to clauses and schedules are to be construed as references to clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.3.3	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as duly amended and/or supplemented and/or novated;

1.3.4	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity, central bank or any self-regulatory or other supra-national authority;

1.3.5	references to any person in or party to this Agreement shall include reference to such person’s lawful successors and assigns and references to the Bank shall also include a Transferee;

1.3.6	words importing the plural shall include the singular and vice versa;

1.3.7	references to a time of day are, unless otherwise stated, to London time;

1.3.8	references to a person shall be construed as references to an individual, firm, company, corporation or unincorporated body of persons or any Government Entity;

1.3.9	references to a “guarantee” include references to an indemnity or any other kind of assurance whatsoever (including, without limitation, any kind of negotiable instrument, bill or note) against financial loss or other liability including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.3.10	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or legislative provision;

1.3.11	a certificate by the Bank as to any amount due or calculation made or any matter whatsoever determined in connection with this Agreement shall be conclusive and binding on the Borrowers except for manifest error;

1.3.12	if any document, term or other matter or thing is required to be approved, agreed or consented to by the Bank such approval, agreement or consent must be obtained in writing unless the contrary is stated;

1.3.13	time shall be of the essence in respect of all obligations whatsoever of the Borrowers under this Agreement, howsoever and whensoever arising; and

1.3.14	the words “other” and “otherwise” shall not be construed eiusdem generis with any foregoing words where a wider construction is possible.

1.4	Accounting Terms and references to currencies

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted international accounting principles (or such other accounting principles as the Bank deems appropriate).

1.5	Contracts (Rights of Third Parties Act) 1999

Except for clause 18.6.4 no part of this Agreement shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

2	THE BANK’S COMMITMENT, ADVANCE AND USE OF PROCEEDS

2.1	The Commitment

In reliance upon each of the representations and warranties in clause 7, the Bank agrees to pay to the Builder by way of loan to the Borrowers on the terms of this Agreement the principal sum of up to USD52,000,000 in two equal Tranches of up to USD26,000,000 each in up to five Advances.

2.2	Advance

On the terms and subject to the conditions of this Agreement, each Tranche shall be advanced in up to five (5) Advances on the relevant Drawdown Dates following receipt by the Bank from the Borrowers of Drawdown Notices not later than 10 a.m. on the second Banking Day before each proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Bank and, once given, shall, subject as provided in clause 3.6.1, be irrevocable.

2.3	Amount

The principal amount specified in each Drawdown Notice for borrowing on the Drawdown Dates shall, subject to the terms of this Agreement, in respect of each Tranche, not exceed:
(a)	USD6,500,000 in respect of the instalment payable to the Builder under the relevant Shipbuilding Contract after the relevant Refund Guarantee has been issued;

(b)	USD2,600,000 in respect of the steel cutting instalment payable to the Builder under the relevant Shipbuilding Contract;

(c)	USD2,600,000 in respect of the keel-laying instalment payable to the Builder under the relevant Shipbuilding Contract;

(d)	USD5,200,000 in respect of the load-out instalment payable to the Builder under the relevant Shipbuilding Contract; and

(e)	the lesser of (i) USD9,100,000 and (ii) such amount as when added to the already drawn Advances in respect of that Tranche will be 60% of the Valuation Amount of relevant Vessel as at her Delivery Date.
2.4	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Bank shall, subject to the provisions of clause 9, make each Advance available to the Borrowers on the relevant Drawdown Date in accordance with clause 2.2. The Borrowers acknowledge that payment of each Advance to the Builder in accordance with clause 2.2 shall satisfy the obligation of the Bank to lend that part of the Commitment to the Borrowers under this Agreement.

2.5	Cancellation

If any part of the Loan is not drawn down by the end of the Drawdown Period, the Commitment shall thereupon be automatically cancelled and the Bank shall have no further obligation under this Agreement.

2.6	Use of Proceeds

Without prejudice to the Borrowers’ obligations under clause 8.1.4, the Bank shall have no responsibility for the Borrowers’ use of the proceeds of the Loan.

3	INTEREST AND INTEREST PERIODS

3.1	Normal interest rate

The Borrowers agree to pay interest on each Tranche in respect of each Interest Period relating thereto on each Interest Payment Date (or, in the case of Interest Periods of more than three (3) months, by instalments, the first three (3) months from the commencement of the Interest Period and the subsequent instalments at intervals of three (3) months) at the rate per annum determined by the Bank to be the aggregate of (a) the Margin and (b) LIBOR for such period.

3.2	Selection of Interest Periods

The Borrowers may by notice received by the Bank not later than 10 a.m. on the second Banking Day before the start of each Interest Period request that such Interest Period shall have a length of one (1), three (3) or six (6) months or such other period as the Borrowers may select and the Bank may, subject to the same being available in the London Interbank Market, agree.

3.3	Determination of Interest Periods

The length of each Interest Period shall be as requested by the Borrowers under clause 3.2 but so that:

3.3.1	the first Interest Period in respect of each Tranche shall start on the Drawdown Date in respect of the first Advance in respect of that Tranche, and each subsequent Interest Period shall start on the last day of the previous Interest Period;

3.3.2	the first Interest Period in respect of each subsequent Advance shall commence on its Drawdown Date and terminate simultaneously with the Interest Period which is then current for the Tranche under which the Advance is made available;

3.3.3	if any Interest Period would otherwise overrun a Repayment Date, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date the relevant Tranche shall be divided into parts so that there is one part in the amount of the repayment instalment due on each Repayment Date falling in that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part consisting of the balance of the relevant Tranche having an Interest Period ascertained in accordance with the other provisions of this clause 3; and

3.3.4	if the Borrowers fail to specify the length of an Interest Period in accordance with the provisions of clause 3.2 and this clause 3.3 such Interest Period shall last three months or such other period as complies with this clause 3.3.

3.4	Default interest

If the Bank fails to receive any sum whatsoever on its due date for payment under any of the Security Documents, the Borrowers must pay interest on such sum on demand from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Bank under this clause 3.4. The period starting on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Bank each of which (other than the first, which shall start on such due date) shall start on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Bank) of (a) two and a half (2.5) per cent per annum, (b) the Margin and (c) LIBOR for such period. Such interest shall be due and payable on the last day of each such period as determined by the Bank and each such day shall be treated as an Interest Payment Date, provided that if such unpaid sum is an amount of principal which became due and payable, by reason of a declaration by the Bank under clause 10.2 or a prepayment pursuant to clauses 4.3, 4.4, 8.2 or 12.1, on a date other than an Interest Payment Date relating thereto, the first such period selected by the Bank shall be of a length equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate of two and a half (2.5) per cent above the rate applicable immediately before it shall have become so due and payable. If, for the reasons specified in clause 3.6.1, the Bank is unable to determine a rate in accordance with the provisions of this clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Bank to be two and a half (2.5) per cent per annum above the aggregate of the Margin and the cost of funds to the Bank compounded at such intervals as the Bank selects.

3.5	Notification of Interest Periods and interest rate

The Bank agrees to notify the Borrowers promptly of the length of each Interest Period and of each rate of interest determined by it under this clause 3.

3.6	Market disruption; non-availability

3.6.1	Whenever, at any time prior to the start of any Interest Period, the Bank determines:
(a)	that adequate and fair means do not exist for determining LIBOR during such Interest Period; or

(b)	that deposits in USD are not available to the Bank in the London Interbank Market in its ordinary course of business in sufficient amounts to fund the Loan for such Interest Period;
the Bank shall promptly give notice (a “Determination Notice”) thereof to the Borrowers. A Determination Notice shall give brief details of the circumstances giving rise to its issue. After the giving of any Determination Notice any undrawn amount of the Commitment may not be borrowed until notice to the contrary is given to the Borrowers by the Bank;

3.6.2	upon a Determination Notice being given, the Borrower and the Bank shall discuss the same in order to agree an alternative basis for maintaining the Loan, but if they are unable to agree an alternative basis within 30 days of the date of the Determination Notice, then 40 days after the Determination Notice being given, the Bank shall certify an alternative basis (such basis, or if agreed, the basis agreed by the Bank and the Borrower, the “Substitute Basis”) for maintaining the Loan. The Substitute Basis may include alternative interest periods, alternative currencies or alternative rates of interest but must include a margin above the cost of funds to the Bank equivalent to the Margin. Each Substitute Basis certified to the Borrowers or agreed shall take effect in accordance with its terms from the date specified in the Determination Notice until such time as the Bank notifies the Borrowers that none of the circumstances specified in clause 3.6.1 continues to exist whereupon the normal interest rate fixing provisions of this Agreement shall again apply. If the Borrower does not agree with any Substitute Basis certified by the Bank if there is no agreement between the parties, then the Borrower may prepay the Loan or the relevant part thereof, and the terms of Clause 4.5 and 4.6 shall apply to any such prepayment

4	REPAYMENT AND PREPAYMENT

4.1	Repayment

Subject as otherwise provided in this Agreement, the Borrowers must repay each Tranche by 32 equal quarterly instalments of USD345,000 each, one such instalment to be repaid on each of the Repayment Dates and a balloon instalment of USD14,960,000 to be repaid on the relevant final Repayment Date.

If the Commitment in respect of either Tranche is not drawn in full, the amount of each repayment instalment including the said balloon instalment for that Tranche shall be reduced proportionately.

4.2	Voluntary prepayment

The Borrowers may prepay the Loan in whole or part (being USD500,000 or any larger sum which is a whole multiple of USD500,000) on any Interest Payment Date relating to the part of the Loan to be repaid without premium or penalty.

4.3	Mandatory Prepayment on Total Loss

On the date falling ninety (90) days after that on which a Mortgaged Vessel became a Total Loss or, if earlier, on the date upon which the relevant insurance proceeds are, or Requisition Compensation (as defined in the Mortgage for such Vessel) is, received by the relevant Borrower (or the Bank pursuant to the Security Documents), the Borrowers must prepay the Relevant Proportion of the Loan.

4.3.1	Interpretation

For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Vessel, on the actual date and at the time such Vessel was lost or, if such date is not known, on the date on which such Vessel was last reported;

(b)	in the case of a constructive total loss of a Vessel, upon the date and at the time notice of abandonment of the ship is given to the then insurers of such Vessel (provided a claim for total loss is admitted by such insurers) or, if such insurers do not immediately admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by such insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;

(c)	in the case of a compromised or arranged total loss of a Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of such Vessel;

(d)	in the case of Compulsory Acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than within the definition of Compulsory Acquisition) by any Government Entity, or by persons allegedly acting or purporting to act on behalf of any Government Entity, which deprives an Owner of the use of such Vessel for more than ninety (90) days, upon the expiry of the Relevant Period where “Relevant Period” means, for the purposes of this clause 4.3.1(e), either (i) the period of ninety (90) days after the date upon which the relevant incident occurred or, (ii) if relevant underwriters confirm in writing (in customary terms) prior to the end of such ninety (90) day period that such capture, seizure, detention or confiscation will be covered by the relevant Owner’s war risks insurance if continuing for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach.
4.4	Mandatory prepayment on sale of Mortgaged Vessel

On the date of completion of the sale of any Mortgaged Vessel the Borrowers must prepay the Relevant Proportion of the Loan.

4.5	Interpretation

In clauses 4.3 and 4.4:
(a)	“Relevant Vessel” means the Vessel which is sold or becomes a Total Loss;

(b)	“Relevant Tranche” means the Tranche which has been made available hereunder to finance the acquisition of the Relevant Vessel; and

(c)	“Relevant Proportion” means the higher of (a) the Relevant Tranche and (b) such amount of the Loan as will be required to be prepaid so that the Valuation Amount of the Vessel remaining subject to a Mortgage after such prepayment is at least 140% of the Loan after such prepayment.

4.6	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

4.6.1	accrued interest on the amount of the Loan to the date of such prepayment;

4.6.2	any additional amount payable under clauses 6.6 or 11.2; and

4.6.3	all other sums payable by the Borrowers to the Bank under this Agreement or any of the other Security Documents including, without limitation, any accrued commitment commission payable under clause 5.1 and any Break Costs.

4.7	Notice of prepayment; reduction of repayment instalments

4.7.1	No prepayment may be effected under clause 4.2 unless the Borrowers shall have given the Bank at least fifteen (15) days’ prior written notice of their intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Bank, shall be irrevocable, shall specify the amount to be prepaid and shall oblige the Borrowers to make such prepayment on the date specified.

4.7.2	Any amounts prepaid pursuant to clause 4.2 shall be applied against the Loan pro rata between the Tranches in reducing the repayment instalments of each Tranche (including the Balloon Instalment) pro rata.

4.7.3	Any amounts prepaid pursuant to clauses 4.3 and 4.4 shall be applied fully against the Relevant Tranche and thereafter shall be applied pro rata against the repayment instalments of the remaining Tranche which are at that time outstanding (including the Balloon Instalment).

4.7.4	The Borrowers may not prepay any part of the Loan except as expressly provided in this Agreement.

4.7.5	No amount prepaid may be reborrowed.

5	COMMITMENT COMMISSION, FEES AND EXPENSES

5.1	Fees

The Borrowers agree to pay to the Bank:

5.1.1	on the date of this Agreement, an arrangement fee of USD400,000;

5.1.2	on each of the dates falling at three (3) monthly intervals commencing on the date falling three (3) months after the date of this Agreement until the end of the Drawdown Period, commitment commission computed from the date of this Agreement (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) at the rate of zero point five per cent. (0.5%) per annum on the daily undrawn maximum available Commitment; and

5.1.3	on each Interest Payment Date and until the end of the Facility Period, a consultancy fee at the rate of zero point five per cent. (0.5%) per annum on the amount of the Loan.

The fee referred to in clause 5.1.1 and the commitment commission referred to in clause 5.1.2 must be paid by the Borrowers to the Bank regardless of whether any part of the Commitment is ever advanced and in each case is not refundable.

5.2	Expenses

The Borrowers agree to reimburse the Bank on a full indemnity basis on demand for all expenses and/or disbursements whatsoever certified by the Bank as having been incurred by it from time to time and at any time:

5.2.1	in connection howsoever with the negotiation, preparation, execution and, where relevant, registration of the Security Documents and of any contemplated or actual amendment, indulgence or the granting of any waiver or consent howsoever in connection with any of the Security Documents; and

5.2.2	in contemplation or furtherance of, or otherwise howsoever in connection with, the exercise or enforcement of, or preservation of any rights, powers, remedies or discretion under any of the Security Documents or any amendment thereto or consideration of the Bank’s rights thereunder or any action proposed or taken with interest at the rate referred to in clause 3.4 from the date on which such expenses and/or disbursements were incurred to the date of payment (as well after as before judgment).

5.3	Value Added Tax

All fees and expenses payable under to this clause 5 must be paid with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Bank under this Agreement must, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers must pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Bank) imposed on or in connection with any of the Shipbuilding Contracts, the Management Agreements, the Security Documents or the Loan and agree to indemnify the Bank against any liability arising by reason of any delay or omission by either Borrower to pay such duties or taxes.

6	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim

All payments to be made by the Borrowers under any of the Security Documents must be made in full, without any set-off or counterclaim whatsoever and, subject to clause 6.6, free and clear of any deductions or withholdings, in USD not later than 11 a.m. London time on the due date to the account of the Bank at the Receiving Bank or to such other account at such other bank in such place as the Bank may from time to time notify to the Borrowers.

6.2	Payment by the Bank

The proceeds of the Loan to be advanced by the Bank to the Borrowers under this Agreement must be remitted in USD on the relevant Drawdown Date to the account or accounts specified in the relevant Drawdown Notice.

6.3	Non-Banking Days

When any payment under any of the Security Documents would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Security Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Currency of account

If any sum due from the Borrowers under any of the Security Documents, or under any order or judgment given or made in relation thereto or for any other reason whatsoever, must be converted from the currency (“the first currency”) in which the same is payable thereunder into another currency (“the second currency”) for the purpose of (i) making or filing a claim or proof against the Borrowers, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation thereto, the Borrowers undertake to indemnify and hold harmless the Bank from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to covert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Bank may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this clause 6.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Security Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

6.6	Grossing-up for Taxes

If at any time the Borrowers must make any deduction or withholding in respect of Taxes from any payment due under any of the Security Documents, the sum due from the Borrowers in respect of such payment must then be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding), a net sum equal to the sum which it would have received had no such deduction or withholding been made and the Borrowers agree to indemnify the Bank on demand against any losses or costs certified by the Bank to have been incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrowers must promptly deliver to the Bank any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

6.7	Loan account

The Bank agrees to maintain a control account showing the Loan and other sums owing by the Borrowers under the Security Documents and all payments in respect thereof being made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Security Documents.

6.8	Bank may assume receipt

Where any sum is to be paid under the Security Documents to the Bank, the Bank may assume that the payment will be made when due and the Bank may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Bank, then the person to whom such sum was so made available must on request refund such sum to the Bank together with interest thereon sufficient to compensate the Bank for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable must indemnify the Bank for any and all loss or expense which the Bank may sustain or incur as a consequence of such sum not having been paid on its due date.

6.9	Partial payments

If, on any date on which a payment is due to be made by the Borrowers under any of the Security Documents, the amount received by the Bank from the Borrowers falls short of the total amount of the payment due to be made by the Borrowers on such date then, without prejudice to any rights or remedies available to the Bank under any of the Security Documents, the Bank must apply the amount actually received from the Borrowers in or towards discharge of the obligations of the Borrowers under the Security Documents in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrowers:

6.9.1	first, in or towards payment, on a pro-rata basis, of any unpaid costs and expenses of the Bank under any of the Security Documents;

6.9.2	secondly, in or towards payment of any fees payable to the Bank under, or in relation to, the Security Documents which remain unpaid;

6.9.3	thirdly, in or towards payment to the Bank of any accrued interest owing in respect of the Loan which shall have become due under any of the Security Documents but remains unpaid;

6.9.4	fourthly, in or towards payment to the Bank of any principal in respect of the Loan which shall have become due but remains unpaid;

6.9.5	fifthly, in or towards payment to the Bank for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid and which amounts are so payable under this Agreement; and

6.9.6	sixthly, in or towards payment to the relevant person of any other sum which shall have become due under any of the Security Documents but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in clauses 6.9.1 to 6.9.6 may be varied by the Bank without any reference to, or consent or approval from, the Borrowers..

7	REPRESENTATIONS AND WARRANTIES

7.1	Continuing representations and warranties

The Borrowers represent and warrant to the Bank that:

7.1.1	Due incorporation

each of the Security Parties is duly incorporated and validly existing in good standing, under the laws of its respective country of incorporation, in each case, as a corporation and has power to carry on its respective businesses as it is now being conducted and to own their respective property and other assets to which it has unencumbered legal and beneficial title except as disclosed to the Bank in writing;

7.1.2	Corporate power

each of the Security Parties has power to execute, deliver and perform its obligations and, as the case may be, to exercise its rights under the Underlying Documents and the Security Documents to which it is a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and on the execution of the Security Documents performance of the same and no limitation on the powers of the Borrowers to borrow or any other Security Party to howsoever incur liability and/or to provide or grant security will be exceeded as a result of borrowing any part of the Loan;

7.1.3	Binding obligations

the Underlying Documents and the Security Documents, when executed, will constitute valid and legally binding obligations of the relevant Security Parties enforceable in accordance with their respective terms;

7.1.4	No conflict with other obligations

the execution and delivery of, the performance of their obligations under, and compliance with the provisions of, the Underlying Documents and the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which any Security Party or other member of the Group is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any Security Party or any other member of the Group is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the constitutional documents of any Security Party or (iv) result in the creation or imposition of, or oblige any of the Security Parties to create, any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of any of the Security Parties;

7.1.5	No default

no Default has occurred;

7.1.6	No litigation or judgments

no Proceedings are current, pending or, to the knowledge of the officers of either Borrower, threatened against any of the Security Parties or any other Group Members or their assets which could have a Material Adverse Effect and there exist no judgments, orders, injunctions which would materially affect the obligations of the Security Parties under the Security Documents;

7.1.7	No filings required

except for the registration of the Mortgages in the relevant register under the laws of the relevant Flag State through the relevant Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Underlying Documents or any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to any of the Underlying Documents or the Security Documents and each of the Underlying Documents and the Security Documents is in proper form for its enforcement in the courts of each Pertinent Jurisdiction;

7.1.8	Required Authorisations and legal compliance

all Required Authorisations have been obtained or effected and are in full force and effect and no Security Party has in any way contravened any applicable law, statute, rule or regulation (including all such as relate to money laundering);

7.1.9	Choice of law

the choice of English law to govern the Underlying Documents and the Security Documents (other than the Mortgages, the Earnings Account Pledges and the Retention Account Pledge), the choice of the law of the Flag State to govern the Mortgages, the choice of Greek law to govern the Earnings Account Pledges and the Retention Account Pledge and the submissions by the Security Parties to the jurisdiction of the English courts and the obligations of such Security Parties associated therewith, are valid and binding;

7.1.10	No immunity

no Security Party nor any of their assets is entitled to immunity on the grounds of sovereignty or otherwise from any Proceedings whatsoever;

7.1.11	Financial statements correct and complete

the latest audited and unaudited consolidated financial statements of the Corporate Guarantor in respect of the relevant financial year as delivered to the Bank and present or will present fairly and accurately the financial position of the Corporate Guarantor and the consolidated financial position of the Group as at the date thereof and the results of the operations of the Corporate Guarantor and the consolidated results of the operations of the Group for the financial year ended on such date and, as at such date, neither the Corporate Guarantor nor any of its subsidiaries had any significant liabilities (contingent or otherwise) or any unrealised or anticipated losses which are not disclosed by, or reserved against or provided for in, such financial statements;

7.1.12	Pari passu

the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrowers except for obligations which are mandatorily preferred by operation of law and not by contract;